EXHIBIT 99.1

Media Contact:

Cynthia Sucher

MPB Communications

407-622-4700 (o) or 407-595-0142 (c)

csucher@mpbc.cc

CYBERGUARD COMPLETES WEBWASHER ACQUISITION

Addition of leading secure content management provider advances company strategy of building broad-spectrum enterprise-class information security offering with best-of-breed technologies.

Ft. Lauderdale, Fla. (April 29, 2004)—CyberGuard Corporation (NASDAQ: CGFW), the technology leader in network security, today announced that it has completed the acquisition of German high-end content security vendor Webwasher AG. Named the fastest-growing Web filtering provider by research firm IDC, Webwasher develops and markets standalone and integrated solutions for Internet content security and filtering, including URL filtering, e-mail and spam filtering, virus protection, SSL filtering, Instant Message/Peer-to-Peer blocking and Internet usage reporting.

“We are acquiring an industry leader in the very important secure content management segment of the information security market,” said Pat Clawson, chairman and chief executive officer of CyberGuard. “This move makes our security offering even more attractive to Global 1000 and government customers around the world. This should enhance sales, open new distribution avenues and add to our bottom line in the months and years ahead.”

The transaction, which was announced Monday, April 26, 2004, amounts to $40 million of which $8 million is in cash and the remainder in stock. There is additional earnout potential of $10 million in stock subject to Webwasher achieving certain revenue and profit targets through CyberGuard’s fiscal year ending June 30, 2005. CyberGuard anticipates that the transaction will be accretive to earnings per share.

“CyberGuard’s strong application firewalls and VPNs and Webwasher’s industry-leading application-level content filtering solution enable companies to securely and productively use the Internet for business transactions, research, e-commerce and e-mail,” stated Clawson. “Companies can be more productive and more secure. They can stop spam, protect against today’s dangerous and sophisticated worms and viruses, and prevent employees from visiting dangerous or inappropriate Web sites at work. This is a winning combination.”

More information about company integration plans and go-to-market strategies is available on the company’s Web site at http://www.cyberguard.com/webwasher/webwasher_faq.cfm.

About CyberGuard Corporation

CyberGuard Corporation (NASDAQ: CGFW), the technology leader in network security, provides advanced Total Stream Protection™ solutions that protect the critical information assets of Global 2000 companies and governments worldwide. CyberGuard offers a broad line of scalable high performance firewall/VPN appliances, sophisticated security processors and accelerator products for the SSL and IPsec markets, and industry leading embedded Linux and Linux security solutions. Headquartered in Ft. Lauderdale, Florida, the company has branch offices and training centers around the world. More information about CyberGuard Corporation can be found at http://www.CyberGuard.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve certain risks, uncertainties and factors, including without limitation, those described in the Company’s filings with the Securities and Exchange Commission, that may cause the Company’s future actual results to materially differ from the Company’s current expectations. The Company assumes no obligation to update any forward-looking statements.

CyberGuard® is a registered trademark and Total Stream Protection™ is a trademark of CyberGuard Corporation. All other trademarks are property of their respective owners.